Exhibit 10.1
EXECUTION COPY
CONSULTING AGREEMENT
          THIS CONSULTING AGREEMENT (the “Agreement”), is made as of the 2nd day of May, 2008 by and between CVR Energy, Inc. (the “Company”) and Wesley Clark (the “Consultant”).
          WHEREAS, the Consultant is a valued member of the Board of Directors of the Company (the “Board”);
          WHEREAS, the Consultant has informed the Company that he is unable to stand for reelection to the Board in 2008 and, as a result, effective as of the Company’s 2008 annual meeting (the “Resignation Date”), he will no longer serve as a member of the Board; and
          WHEREAS, the Company desires to retain the Consultant to provide consulting services to the Company, and the Consultant is willing to provide such services to the Company, in each case on the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Retention as a Consultant. Effective as of the Resignation Date, the Company shall retain the Consultant, and the Consultant shall serve the Company as a consultant, on the terms and conditions set forth herein.
          (a) Term.
               (i) The Consultant shall provide consulting services hereunder for the period commencing as of the Resignation Date and ending on the 2nd anniversary of the Resignation Date, unless such period ends earlier as provided in Section 1(a)(ii) hereof (the “Consulting Term”).
               (ii) The Consulting Term may be terminated by the Company effective immediately following the occurrence of an event constituting Cause. In addition, the Consultant may terminate the Consulting Term upon thirty (30) days notice to the Company. For purposes of this Agreement, “Cause” shall mean (i) an act by the Consultant that constitutes willful misconduct or gross negligence relating to the Company or any of its affiliates; or (ii) indictment of the Consultant for, or a plea by the Consultant of guilty or no contest to, a felony or any crime (whether or not a felony) involving fraud, dishonesty or breach of fiduciary duty. This Agreement also terminates upon the death of the Consultant.
          (b) Duties. During the Consulting Term the Consultant agrees to render such consulting and advisory services to the Company as the Board may reasonably request provided (i) such services are consistent with the Consultant’s status and experience and (ii) the Consultant will not be required to provide services in any calendar month in excess of eight (8) hours. During the Consulting Term, the Consultant agrees to make himself reasonably available to render consulting and advisory services, subject to such other employment commitments the Consultant may have during the Consulting Term.
          (c) Compensation and Related Matters.
               (i) Consulting Fees. At the beginning of each month during the Consulting Term, the Company shall pay the Consultant a $2,000 retainer. In the event that the Consultant provides services pursuant to the Agreement in excess of eight (8) hours during any calendar month (“Excess Fee”), the Company shall pay the Consultant an amount equal to $400 for each such hour in excess of eight (8). Payments of this Excess Fee shall be made monthly in arrears upon receipt by the Secretary of the Company of an invoice for services rendered, together with such supporting documentation therefore as the Company may reasonably request.
               (ii) In addition, the Company shall reimburse the Consultant for reasonable business expenses incurred in the performance of his duties hereunder upon submission of reasonably satisfactory documentation in accordance with the general policies of the Company.
     2. Forfeiture of Performance Points. The Consultant and the Company acknowledge that effective upon the Consultant’s ceasing to serve on the Board, his Phantom Performance Points (the “Performance Points”) and Phantom Service Points (the “Service Points”) (together, the “Phantom Points”), as defined in both the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II) (together the “Plans”), will be forfeited.
     3. Additional Consideration. As additional consideration for entering into and performing under this Agreement, the Company agrees to provide the Consultant with the following additional compensation:
          (a) On the “Payment Date” (as defined below) the Company shall pay to the Consultant, in cash, an amount determined as follows:
               (i) If the Payment Date is December 1, 2010 and a “Transaction” (as defined below) has not occurred, the amount to be paid will be the sum of (1) the amounts that would have been distributed to the Consultant in respect of 65% of his Phantom Points during the period commencing on the date hereof and ending on such Payment Date (the “Applicable Period”) had he remained on the Board during that period and not forfeited such Phantom Points and (2) an amount equal to the “Final Value” (as defined below); or
               (ii) If the Payment Date is the date of a Transaction (as defined below) or January 15, 2009 the amount to be paid will be sum of (1) the amounts that would have been distributed to the Consultant in respect of 65% of his Phantom Points during the period commencing on the date hereof and ending on the Payment Date had he remained on the Board during that period and not forfeited his Phantom Points and (2) the amount that would have been paid to the Consultant in respect of 65% of his Phantom Points in connection with the Transaction had he remained on the Board through the date of the Transaction and not forfeited such Phantom Points.

          (b) For purposes of this Agreement:
               (i) “Final Value” means (1) the amount that would have been paid to the Consultant on the Payment Date in respect of 65% of his Phantom Points assuming that (A) the Consultant remained on the Board during the Applicable Period and did not forfeit such Phantom Points, (2) all of the Common Stock of the Company then held by Coffeyville Acquisition LLC (“CA”) and Coffeyville Acquisition II LLC (“CA II”) was sold by each of them at the closing price of the Company’s Common Stock on the New York Stock Exchange on such Payment Date and (iii) the proceeds were distributed to the members of CA and CA II on that day pursuant to the CA LLC Agreement and the CA II LLC Agreement, respectively.
               (ii) “Payment Date” means the earlier of (i) December 1, 2010 or (ii) the date of consummation of an Exit Event (as defined in the CA LLC Agreement and the CA II LLC Agreement, as applicable) provided such Exit Event also constitutes a change in control or effective control of the Company or a change in ownership of a substantial portion of its assets, in each case within the meaning of Section 409A of the Code (a “Transaction”); provided, that if the Exit Event occurs during calendar year 2008 then the Payment Date shall be January 15, 2009.
          (c) The Board shall in good faith make all of the determinations that are required to implement the provisions of this Section 3, including, if applicable, determination of the value of any non-cash consideration distributed to members of CA or CA II in connection with any Transaction.
          (d) The provisions of this Section 3 shall survive any termination or cessation of this Agreement other than a termination for Cause.
     4. Independent Contractor. The parties acknowledge and agree that the Consultant is an independent contractor and that he is not an employee of the Company. As such, Consultant acknowledges and agrees that he has no right to participate, and shall not participate, in any employee, fringe benefit or other similar plan of the Company or any of its affiliates; nor shall Consultant have any authority to act on behalf of or bind the Company with respect to any matter and shall not represent to any third party that he has any such authority or is acting on behalf of the Company.
     5. Withholding. The Consultant acknowledges that since he is not an employee (or person of similar status) of the Company or any of its affiliates for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts paid to him pursuant to this agreement are not “wages” for purposes of the Code and that the Company shall not withhold with respect to any such amounts, except to the extent required by law. The Consultant acknowledges that he be solely responsible for all taxes imposed on him by reason of any compensation, benefits or other amounts payable hereunder.
     6. Unauthorized Disclosure. The Consultant agrees and understands that in his position with the Company and any affiliates, he has been exposed to and has received information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”); provided, however, that Confidential Information shall not include information which (i) is or becomes generally available to the public not in violation of any written policy of the Company or (ii) was in the Consultant’s possession or knowledge on a non-confidential basis prior to such disclosure. The Consultant agrees that at all times during his employment with the Company and thereafter, he shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his service to the Company, unless required by law to disclose such information, in which case he shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible.
     7. Mutual Release. Except for the obligations of the parties set forth in this Agreement, (i) the Consultant hereby releases the Company and its affiliates, and the officers, directors, partners, employees, shareholders, agents and employees of each of the foregoing, from all any and all legal and equitable claims, causes of action, contracts, obligations, debts, damages, demands, agreements, promises, liabilities, costs, expenses, attorneys’ fees and losses of any kind whatsoever, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, existing now or to be created in the future, based upon all facts, transactions and events through the date of this Agreement; provided, that such release shall not extend to rights to indemnification and/or coverage under any directors and officers liability insurance policy the Consultant may have with respect to services to the Company and its affiliates, and (ii) the Company hereby releases the Consultant from any and all legal and equitable claims, causes of action, contracts, obligations, debts, damages, demands, agreements, promises, liabilities, costs, expenses, attorneys’ fees and losses of any kind whatsoever, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued, existing now or to be created in the future, based upon all facts, transactions and events through the date first written above.
     8. Notices. Unless otherwise provided herein, all communications under this Agreement shall be in writing. Any written communication shall be sent by (i) personal delivery or overnight delivery service or (ii) facsimile during normal business hours, with confirmation of receipt, to the following:
If to the Consultant:
Wesley S. Clark
Wesley S. Clark & Associates
P.O Box 3276
Little Rock, Arkansas 72203-3276

If to the Company:
CVR Energy, Inc.
2277 Plaza Drive, Ste. 500
Sugar Land, Texas 77479
Attn: Edmund S. Gross
All such written communications shall be deemed to have been given when received. Any party may change its facsimile number or its address to which communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.
          8. Modification of Agreement; Governing Law. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Delaware without regard to its conflicts of law principles.
          9. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.
          10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
          11. Entire Agreement. As of the Resignation Date, without any further action by the parties, this Agreement shall supersede all prior agreements and understandings between the Consultant and the Company, whether oral or written, and shall set forth the entire understanding between the parties hereto with respect to the subject matter hereof.
          12. Headings. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CVR ENERGY, INC.

By:	/s/ John J. Lipinski Name: John J. Lipinski
Title: Chief Executive Officer

Wesley Clark

/s/ Wesley Clark